Via Email

December 11, 2009

Mr. Michael Young, President
Intelimax Media Inc.

Sir:

Re:	Intelimax Media Inc. Registration Statement on Form S-8

You have requested my opinion as to the legality of the issuance by Intelimax Media Inc. (the "Company") of up to 2,000,000 shares of common stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about December 11, 2009.

Pursuant to your request I have reviewed and examined:

1. The Articles and Notice of Articles of the Company, as amended (the "Articles");

3. The Director’s Resolution authorizing the 2009 Stock Compensation Plan and 2009 Stock Option Plan;

4. The Registration Statement;

5. The Company's 2009 Stock Compensation Plan and 2009 Stock Option Plan covered by the Registration Statement; and

6. Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

This opinion is furnished by me as counsel to the Company and is solely for your benefit.  My opinion is subject to the qualification that no opinion is expressed herein as to the application of State Securities or Blue Sky laws.

Notwithstanding the above, I consent to the use of this opinion in the Registration Statement.

Please do not hesitate to contact me if you have any questions or comments.

Yours truly,

Bacchus Law Corporation dba Bacchus Corporate and Securities Law

/s/ Bacchus Law Corporation
Barristers, Solicitors & Attorneys